Exhibit 4.11

EXECUTION VERSION

SENIOR SECURED NOTE PURCHASE AGREEMENT

THIS SENIOR SECURED NOTE PURCHASE AGREEMENT (this “Agreement”), made as of this 3rd day of December, 2004, by and between Platinum Intellectual Property, L.P., a Texas limited partnership with an address at 2828 Routh Street, Suite 500, Dallas, Texas 75201 (the “Company”); and SEATTLE CITY EMPLOYEES’ RETIREMENT SYSTEM, a single-employer defined-benefit public employee retirement system with an address at 801 Third Avenue, Seattle, Washington 98104 (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company proposes, subject to the terms and conditions stated herein (including the attached schedules), to issue to the Purchaser a senior secured note in the principal amount of Six Million Dollars ($6,000,000) (the “Note”) secured by, inter alia, a first priority security interest in all of the personal property of the Company and all partnership interests of the Company held by Platinum Research Organization, LP, the Company’s sole limited partner (the “Parent”).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

SECTION 1. DEFINITIONS

Section 1.01 Defined Terms. Unless hereinafter defined or otherwise defined herein, all capitalized terms used in this Agreement shall have the meanings ascribed to such terms in the Note:

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with such first Person; where for purposes of the foregoing “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, partnership interests, contract or otherwise; provided; however, that: (i) in the case of any Person that is an individual, “Affiliate” shall include any spouse, parent, grandparent, child, grandchild, sibling of such Person and any spouse or child of any such parent, grandparent, child, grandchild, or sibling (“Family Members”); and (ii) in the case of any Person that is a corporation or other legal entity, including without limitation, the Company, “Affiliate” shall include any officer, director, trustee, member, partner, shareholder and Family Members thereof; and provided; further; however, that “Affiliate” shall include any trust or estate with respect to which such Person is a trustee, executor or has a beneficial interest therein.

“Agreement” means this Senior Secured Note Purchase Agreement, as amended or supplemented from time to time. References to Articles, Sections, Exhibits, Schedules and the

like refer to the Articles, Sections, Exhibits, Schedules and the like of this Agreement unless otherwise indicated, and the words “herein” and “hereof” and “hereunder” and words of similar import when used in this Agreement or in any of the other Note Purchase Documents shall refer to this Agreement or such Note Purchase Document as the case may be and not to any particular provision of this Agreement or such Note Purchase Document.

“Annual Budget” shall have the meaning set forth in Section 5.09(e) hereof.

“Assignment and License Agreement” means that certain assignment and license agreement dated as of the Closing Date by and between the Company and the Parent, in form and substance satisfactory to the Purchaser.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, The City of New York are authorized or obligated by law or executive order to close.

“Capital Expenditures” means for any period, the Dollar amount of gross expenditures (including obligations under Capital Leases) made for fixed assets, real property, plant and equipment, and all renewals, improvements and replacements thereto (but not repairs thereof) incurred during such period.

“Capital Lease” means all leases of personal property which have been or should be capitalized on the books of the lessee in accordance with GAAP.

“Closing Date” means the date on which all of the conditions to the Purchase set forth in Section 3.01 have been met by the Company.

“Code” means the Internal Revenue Code of 1986, and all rules and regulations promulgated thereunder, as such may be amended from time to time.

“Collateral” means, as appropriate, all property, rights and things in which the Purchaser has a first priority security interest pursuant to the Security Agreement, the Collateral Assignment or pursuant to any other Note Purchase Document.

“Collateral Assignment” means that certain collateral assignment of partnership interest agreement dated as of the Closing Date by and between the Purchaser and the Parent, in form and substance satisfactory to the Purchaser.

“Compliance Certificate” means a certificate executed by the senior executive officer of the Company certifying to the matters set forth in Section 4 hereof.

“Environmental and Safety Matters” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation). “Release” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as such may be amended from time to time.

“Escrow Agreement” means that certain escrow agreement dated as of the Closing Date by and among the Company, the Purchaser, Newlight and JP Morgan Chase Bank, in form and substance satisfactory to the Purchaser.

“First Tranche” shall have the meaning set forth in Section 8.01 hereof.

“Indebtedness” means at a particular time, without duplication: (i) any debt for borrowed money or issued in substitution for or exchange of such debt for borrowed money; (ii) any debt evidenced by any note, bond, debenture or other debt security; (iii) any debt for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due); (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit); (v) any debt guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse); (vi) any obligations under Capital Leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss; (vii) any debt secured by a Lien on a Person’s assets; and (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA.

“Indemnifiable Damages” shall have the meaning set forth in Section 9.01 hereof.

“Indemnified Parties” shall have the meaning set forth in Section 9.01 hereof.

“Indemnifying Party” shall have the meaning set forth in Section 9.01 hereof.

“Independent Director” means a member of the Board of Directors of PIP GP who satisfies the definition of “Independent Director” set forth in Article 10 of the Articles of Incorporation of PIP GP.

“Insurance Coverage” shall have the meaning set forth in Section 3.01(n) hereof.

“Intellectual Property Commercialization” shall have the meaning set forth in Section 4.23 hereof.

“Intellectual Property Rights” means all: (i) patents, patent applications, patent disclosures and inventions (“Patents”); (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith (“Trademarks”); (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (iv) mask works and registrations and applications for registration thereof (“Copyrights”); (v) computer software (excluding off-the-shelf software that the Company has not customized or altered), data, data bases and documentation thereof; (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information); (vii) other intellectual property rights including all intellectual property rights assigned, or to be assigned, to Purchaser pursuant to the Assignment and License Agreement between the Company and Parent dated the date of this Agreement; and (viii) copies and tangible embodiments thereof (in whatever form or medium).

“Investment” means any beneficial ownership of (including stock, partnership interest, limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or the Parent, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code, as amended from time to time, or any similar statute other than to reflect ownership by a third party of property leased to the Company or the Parent under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

“Lock-Box Agreement” means that certain lock-box agreement dated as of the Closing Date by and among the Company, the Purchaser, Newlight and JP Morgan Chase Bank, in form and substance satisfactory to the Purchaser.

“Material Adverse Effect” means a material adverse effect, as determined by the Purchaser in its reasonable discretion, on: (i) the business, operations, properties, assets, prospects or condition (financial or otherwise) of the Company and the Parent, taken as a whole; or (ii) the ability of the Company to materially perform, or of the Purchaser to enforce, any of the Note Purchase Documents to which the Company is a party.

“Newlight” means Newlight Capital, LLC, a New York limited liability company.

“Net Present Value” means the present value of all Royalties reasonably anticipated from any and all license agreements to which the Company is a party, discounted at the rate equal to the lower of (x) the bond rating of the applicable licensee plus One Hundred (100) basis points; or (y) Fourteen (14%) Percent.

“Net Royalties” means Royalties less (a) the payment in full of any and all interest due and owing on the Note for the then current year pursuant to Section 3(b) of the Note and (b) payment of expenses of the Company consistent and compliant with the then current Annual Budget.

“Note Purchase Document” means each of this Agreement, the Note, the Security Agreement, the Collateral Assignment, the Assignment and License Agreement, the Lock-Box Agreement, the Escrow Agreement, the Service Agreement, the recordation form cover sheet with respect to the PTO and each UCC-1 financing statement referred to in Section 3.

“Notice of Claim” shall have the meaning set forth in Section 9.02 hereof.

“Notice of Possible Claim” shall have the meaning set forth in Section 9.02 hereof.

“Obligations” means all obligations, Indebtedness and liabilities, joint, several, matured, unmatured, contingent, absolute, of whatever nature, now or hereafter owing by the Company to the Purchaser, including, but not limited to, all Indebtedness of the Company under this Agreement and the other Note Purchase Documents (whether for principal, interest, fees, costs, expenses, participation payments set forth in Section 8.01 of this Agreement or other amounts). The phrase “aggregate outstanding balance of the Obligations” means, as at any date, the sum of the aggregate outstanding principal balance of the Note and all interest accrued to such date plus any unpaid participation payments set forth in Section 8.01 of this Agreement, whether or not such participation payments have accrued. For purposes of (i) the first priority security interest granted to Purchaser under the Security Agreement and (ii) the obligations of the Company and the Parent under Sections 5 and 6 of this Agreement only, Purchaser’s rights to the Second Tranche shall not be considered an Obligation of the Company.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Liens” means:

(i) tax Liens with respect to Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, consistently applied;

(ii) purchase money security interests in any property acquired by the Company to the extent permitted by this Agreement; and

(iii) interests or title of a lessor under any lease permitted by this Agreement.

“PIP GP” means Platinum Intellectual Property GP, Inc., a Texas corporation and the Company’s general partner.

“PIP IP Management, Inc.” means Platinum IP Management, Inc., a Texas corporation and the Parent’s general partner.

“Plan” means any plan under ERISA established, maintained or to which contributions have been made by the Company.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“PTO” means the United States Patent and Trademark Office.

“Purchase” means the purchase made by the Purchaser on the Closing Date of a senior secured note of the Company in the original principal amount of Six Million Dollars ($6,000,000).

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Royalties” shall mean, collectively: (a) any and all remuneration received from any license agreement, royalty agreement, customer contract or other revenue generating contract to which the Company shall become a party in connection with the Intellectual Property Commercialization; (b) any and all remuneration received from the sale of any agreement or contract identified in subparagraph (a) above; and (c) any and all remuneration received by the Company in connection with (i) any joint venture or joint partnership agreement to which the Company is a party or (ii) any transaction of the type identified in either Section 6.03 or Section 6.08 of this Agreement.

“Second Tranche” shall have the meaning set forth in Section 8.01 hereof.

“Security Agreement” means that certain Security Agreement dated as of the Closing Date executed and delivered by the Company to the Purchaser pursuant to which the Company grants to the Purchaser a first priority security interest in all of its present and after-acquired personal property and fixtures, including, without limitation, all accounts receivable, contract rights, general intangibles, patents, trademarks, inventory, equipment, documents, instruments, chattel paper, securities, work in process and the proceeds and products thereof to secure all of the present and future indebtedness of the Company to the Purchaser, including the Obligations, in form and substance satisfactory to the Purchaser.

“Service Agreement” means that certain service agreement dated as of the Closing Date by and among the Purchaser, the Company and Newlight pursuant to which Newlight shall provide loan and collateral monitoring on behalf of the Purchaser with respect to the Purchaser’s purchase of the Note from the Company in accordance with the terms and conditions herein and in each of the other Note Purchase Documents, in form and substance satisfactory to the Purchaser.

“Single Purpose Entity” means a Person, which, except as otherwise expressly permitted by this Agreement and the other Note Purchase Documents: (a) does not engage in any business unrelated to the assets owned by such Person; (b) does not acquire any assets other than those related to its interest in the assets owned by such Person on the Closing Date; (c) does not have any Indebtedness other than the Indebtedness evidenced or expressly permitted by this Agreement or the other Note Purchase Documents; (d) has its own separate books, records and accounts which are separate and apart from the books, records and accounts of any other Person;

(e) is subject to all of the limitations on powers set forth in its organizational documentation as in effect on the Closing Date; (f) observes corporate or other organizational formalities independent of any other entity; (g) holds itself out as being a Person separate and apart from any other Person; (h) subsequent to the Closing Date, shall not issue any stock, partnership interests or other equity, make advances, loans or investments to or in, or enter into partnerships or joint ventures with, any Person, other than those expressly permitted by this Agreement and the other Note Purchase Documents; (i) does not merge, consolidate, reorganize or amalgamate with or into any other Person; and (j) which otherwise constitutes a single purpose, bankruptcy remote entity.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Tax” or “Taxes” means and includes any and all taxes, fees, levies, assessments, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental authority, including, without limitation: foreign, domestic, central, local, state or other jurisdictional taxes or other charges on or with respect to income, estimated income, franchises, business, occupation, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

“Tax Return” means all reports, estimates, declarations of estimated tax, information, statements and returns related to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Third Party Claim” shall have the meaning set forth in Section 9.03 hereof.

Section 1.02 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP as in effect on the date of this Agreement, or, as in effect on the date when any financial statements are delivered pursuant to this Agreement.

Section 1.03 Issuance of Note. The Note purchased by the Purchaser hereunder will be represented by a definitive instrument in the form attached hereto as Exhibit A. The Company shall issue the Note to the Purchaser, against a wire transfer of immediately available funds by or on behalf of the Purchaser equal to the principal amount of the Note to an account designated by the Company. The time and date of such delivery and payment shall be on December 3, 2004 or such other time and date as the Purchaser and the Company may agree upon in writing. Contemporaneous with the Purchaser’s wire transfer of an amount equal to Six Million Dollars ($6,000,000), the Company shall issue to the Purchaser the Note.

SECTION 2. NOTE PURCHASE

Section 2.01 The Note Purchase. Subject to the terms and conditions hereof, the Purchaser agrees to consummate the Purchase on the Closing Date, and at such time the Company shall issue the Note.

Section 2.02 Note. The Company’s obligation to pay the principal of, and interest on, the Note shall be evidenced by the Note. The Purchaser is hereby authorized to maintain a record of the Note. Such records shall constitute rebuttably presumptive evidence of the accuracy of the information contained therein. Any failure by the Purchaser to maintain such records or any error therein shall not affect the Company’s obligation to repay the Note and interest thereon in accordance herewith.

SECTION 3. NOTE PURCHASE CONDITIONS

Section 3.01 Conditions to Closing of the Purchase. The Purchaser’s obligation to consummate the Purchase with the Company is subject to the fulfillment of the following conditions:

(a) The Company shall have executed and delivered to the Purchaser the Note.

(b) The Company shall have executed and delivered to the Purchaser the Security Agreement and the recordation form cover sheet with respect to the PTO, duly acknowledged by the PTO.

(c) The Parent shall have executed and delivered to the Purchaser the Collateral Assignment.

(d) The Company, Newlight and JP Morgan Chase Bank shall have executed and delivered to the Purchaser: (i) the Lock-Box Agreement; and (ii) the Escrow Agreement pursuant to which, as additional security for the Note, the Company shall place in escrow with JP Morgan Chase Bank an amount equal to One Million Four Hundred Ten Thousand Dollars ($1,410,000) (the “Escrow Amount”), constituting: (x) eighteen (18) months of interest on the Note equal to One Million Two Hundred Sixty Thousand Dollars ($1,260,000); and (y) the fee applicable to the back-up manager equal to One Hundred and Fifty Thousand Dollars ($150,000). Pursuant to the terms of the Escrow Agreement, the Escrow Amount shall be released from escrow upon payment in full of principal and interest on the Note.

(e) The Company and Newlight shall have executed and delivered to the Purchaser the Service Agreement.

(f) The Company and the Parent shall have executed and delivered to the Purchaser the Assignment and License Agreement.

(g) The Purchaser shall have received evidence of payment by the Company to Newlight of a collateral agent fee in the amount of Four Hundred Fifty Thousand Dollars ($450,000).

(h) The Purchaser shall have received each of the following, certified as of the Closing Date by an authorized officer of PIP GP:

(i) a copy of the Certificate of Limited Partnership of the Company, which shall provide for the management of the Company by the Board of Directors of PIP GP;

(ii) a copy of the Agreement of Limited Partnership of the Company, which shall provide that: (x) until such time that the Note is repaid in full and this Agreement shall no longer be in full force and effect, the Purchaser shall have the right to appoint one (1) representative (which initially shall be MAGNA Securities Corp. (“Magna”)) who shall have the right to attend and observe all meetings of the Board of Directors of PIP GP, whether in person or by telephone or otherwise; and (y) majority approval of the Board of Directors of PIP GP shall be required for any action to be taken by the Company, provided that the filing of any petition for bankruptcy or reorganization under any state or federal statute or common law shall require the unanimous approval of the Board of Directors of PIP GP, including, without limitation, the Independent Director of the Board of Directors of PIP GP;

(iii) a copy of good standing certificates issued by the Secretary of State of: (x) the state in which the Company is organized; and (y) the states where the Company is authorized to conduct business, dated within five (5) Business Days of the Closing Date;

(iv) a copy of resolutions of the Board of Directors of PIP GP approving and authorizing, inter alia, the execution, delivery and performance by the Company of the Note Purchase Documents to which it is or is to be a party and the transactions contemplated thereby; and

(v) the names, titles and signatures of the officers of PIP GP and other representatives thereof who are authorized to act on its behalf in respect of such Note Purchase Documents, including without limitation, the execution and delivery thereof and the documents to be delivered thereunder or in connection therewith; the Purchaser may conclusively rely on the authorities contained in each such certificate unless and until it shall have received a further certificate from such Secretary or Assistant Secretary of the Company amending or otherwise modifying the authorities set forth in the prior certificate furnished to the Purchaser.

(i) The Purchaser shall have received each of the following, certified as of the Closing Date, by an authorized officer of PIP IP Management, Inc.:

(i) a copy of the organizational documents of the Parent;

(ii) a copy of good standing certificates issued by the Secretary of State of: (x) the state in which the Parent is organized; and (y) the states where the Parent is authorized to conduct business, dated within five (5) Business Days of the Closing Date;

(iii) a copy of resolutions of the General Partner of the Parent approving and authorizing, inter alia, the execution, delivery and performance by the Parent of the Note Purchase Documents to which it is or is to be a party and the transactions contemplated thereby; and

(iv) the names, titles and signatures of the officers of the General Partner of the Parent and other representatives thereof who are authorized to act on the Parent’s behalf in respect of such Note Purchase Documents, including without limitation, the execution and delivery thereof and the documents to be delivered thereunder or in connection therewith; the Purchaser may conclusively rely on the authorities contained in each such certificate unless and until it shall have received a further certificate from such Secretary or Assistant Secretary of the Parent amending or otherwise modifying the authorities set forth in the prior certificate furnished to the Purchaser.

(j) The Purchaser shall have received a report issued at its own request and prepared by pennington marketing & creativity l.l.c. during the course of due diligence stating that: (i) the fair market value of the assets and property of the Company is greater than the total amount of liabilities (including, without limitation, the liabilities that arise pursuant to this Agreement and contingent liabilities) of the Company; (ii) the present fair market salable value of the property and assets of the Company is greater than the amount that will be required to pay the probable liability of the Company on its debts (including, without limitation, liabilities that arise pursuant to this Agreement) as they become absolute and matured; (iii) the Company does not intend to, and does not believe that it will, incur debts or liabilities beyond the Company’s ability to pay such debts and liabilities as they mature; and (iv) the Company is not engaged in a business or in a transaction, and is not about to engage in a business or in a transaction, for which the Company’s property or assets would constitute an unreasonably small capital.

(k) The Purchaser shall have received a legal opinion from each of (i) Hallett & Perrin, P.C., outside counsel to the Parent and the Company; and (ii) Bullivant Houser Bailey, PC, Washington special counsel to the Parent and the Company, each in form and substance satisfactory to the Purchaser.

(l) The Purchaser shall have received reasonably satisfactory reports of UCC, Tax Lien, judgment and litigation searches conducted by a search firm acceptable to it with respect to the Company and the Parent in such locations as the Purchaser shall specify.

(m) The Purchaser shall have received: (i) UCC-3 termination statements terminating all financing statements and security interests (other than in favor of the Purchaser and Permitted Liens) in effect as of the Closing Date filed against the Company and the Parent; and (ii) file-stamped copies of each UCC-l financing statement denoting the Company as debtor and naming the Purchaser as secured party and to be filed in all jurisdictions as is appropriate to perfect its security interest in the Collateral.

(n) The Purchaser shall have received evidence of an insurance policy issued and maintained by the Company, naming each of the Purchaser and Newlight as an additional insured, with respect to the defense against infringement of the Intellectual Property Rights of the Company and the Collateral (the “Insurance Coverage”).

(o) The Purchaser shall have received a Compliance Certificate dated the Closing Date certifying that:

(i) No Default or Event of Default shall have occurred and be continuing on the date hereof either before or after giving effect to the consummation of the Purchase; and

(ii) The representations and warranties contained herein and in the other Note Purchase Documents are true and correct in all material respects on the Closing Date both before and after giving effect to the consummation of the Purchase.

(p) The Purchaser shall have received such other documentation relating to the Note Purchase Documents and the transactions contemplated thereby as the Purchaser may have reasonably requested. All corporate and other proceedings and all other documents (including, without limitation, all documents referred to herein and not appearing as exhibits hereto) and all legal matters in connection herewith shall be reasonably satisfactory in form and substance to the Purchaser.

SECTION 4. REPRESENTATIONS AND WARRANTIES

The Company and the Parent, jointly and severally, represent and warrant as of the Closing Date as follows:

Section 4.01 Organization, Power and Authority.

(a) The Company is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect. The Company possesses all requisite limited partnership power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement and all other Note Purchase Documents. The copies of the Company’s Certificate of Limited Partnership and Agreement of Limited Partnership, which have been furnished to the Purchaser’s counsel, reflect all amendments made thereto at any time prior to the Closing Date and are correct and complete.

(b) The Parent is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect. The Parent possesses all requisite limited partnership power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement and all other Note Purchase Documents. The copies of the Parent’s organizational documents, which have been furnished to the Purchaser’s counsel, reflect all amendments made thereto at any time prior to the Closing Date and are correct and complete.

Section 4.02 Partnership Interests and Related Matters.

(a) As at the Closing Date, all of the issued and outstanding partnership interests of the Company are validly issued, fully paid and nonassessable and are owned of record and beneficially by the Parent. As of the Closing Date, except for the partnership interests owned by Parent identified in the preceding sentence, there are no outstanding interests or rights exchangeable for any of the Company’s partnership interests or containing any profit participation features, nor are there any outstanding rights or options to subscribe for or to purchase any partnership interests or any other equity convertible into or exchangeable for partnership interests in the Company (including any preemptive rights or rights of first refusal or similar rights) or any appreciation rights or phantom equity plans of the Company. As of the Closing Date, neither the Company nor the Parent shall be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its partnership interests or any warrants, options or other rights to acquire its partnership interests.

(b) The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its partnership interests. Except as contemplated by this Agreement and the other Note Purchase Documents, there are no agreements with the Company’s limited partner or general partner with respect to the voting or transfer of the Company’s partnership interest or with respect to any other aspect of the Company’s affairs. All of the partnership interests in the Company have been acquired for the Parent’s own account, for investment, and not with a view towards the resale or distribution thereof, and the Parent does not now have any reason to anticipate any change in circumstances or other development which would cause it to sell such partnership interests in the near future.

Section 4.03 Subsidiaries; Investments. The Company has no Subsidiaries. The Company does not own or hold the right to acquire any shares of stock, partnership interests or any other security or interest in any other Person.

Section 4.04 Authorization; No Breach. The execution, delivery and performance of this Agreement and the other Note Purchase Documents to which each of the Company and the Parent is a party have been duly authorized by each such entity. Each of this Agreement and the other Note Purchase Documents to which each of the Company and the Parent is a party constitutes a valid and binding obligation of such entity, enforceable in accordance with its terms. Except as expressly contemplated by this Agreement, the execution and delivery by each of the Company and the Parent of this Agreement and the other Note Purchase Documents to which it is a party, and the consummation of the transactions contemplated by this Agreement and the other Note Purchase Documents, do not and shall not:

(a) conflict with or result in a breach of the terms, conditions or provisions of;

(b) constitute a default under;

(c) result in the creation of any Lien, security interest, charge or encumbrance upon the Company’s equity or assets pursuant to;

(d) give any third party the right to modify, terminate or accelerate any obligation under;

(e) result in a violation of; or

(f) except as set forth in the attached Consents Schedule, require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the Certificate of Limited Partnership or Agreement of Limited Partnership of the Company or the organizational documents of the Parent, or any law, statute, rule or regulation to which either the Company or the Parent is subject, or any agreement, instrument, order, judgment or decree to which either the Company or the Parent is subject.

Section 4.05 Financial Statements. Attached hereto as the Financial Statements Schedule is the unaudited consolidated balance sheet of the Parent and the Company as of November 15, 2004 (the “Latest Balance Sheet”), and the related statements of income and cash flows (or the equivalent) for the period commencing January 1, 2004 and ending on October 31, 2004. Each of the foregoing financial statements (including in all cases the notes thereto, if any) is true, complete and correct in all material respects, is consistent with the books and records of the Parent and the Company (which, in turn, are true, complete and correct in all material respects), fairly presents the business and operations of the Parent and the Company, subject in the case of unaudited financial statements to the absence of footnote disclosure and to changes resulting from normal year-end adjustments for recurring accruals, none of which would, alone or in the aggregate, be material to the financial condition, operating results, assets, operations or business prospects of the Parent and the Company.

Section 4.06 Absence of Undisclosed Liabilities. Neither the Company nor the Parent has any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing Date, or any action or inaction at or prior to the Closing Date, or any state of facts or circumstances existing at or prior to the Closing Date other than: (a) liabilities set forth on the Latest Balance Sheet (including any notes thereto); and (b) other liabilities and obligations expressly disclosed in the other Schedules to this Agreement.

Section 4.07 Ordinary Course; No Material Adverse Change. Since the date of the Latest Balance Sheet, the business and affairs of the Parent and the Company have been conducted in the ordinary course and there has been no material adverse change in the financial condition, operating results, assets, operations, business prospects, employee relations or, to the Parent’s or the Company’s knowledge, customer or supplier relations of the Company or the Parent, taken as a whole.

Section 4.08 Absence of Certain Developments. Except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, neither the Company nor the Parent has:

(a) issued any notes, bonds or other debt securities or any partnership interests or other equity securities or any securities convertible, exchangeable or exercisable into any partnership interests of such entity;

(b) borrowed any amount or incurred or become subject to any liabilities other than trade payables or other payments not in excess of Seventy Five Thousand Dollars ($75,000) in the aggregate;

(c) discharged or satisfied any Lien or paid any obligation or liability;

(d) declared or made any payment or distribution of cash or other property to any entity with respect to its partnership interests (whether as a dividend, return of capital or otherwise) or purchased or redeemed any partnership interests or other equity securities (including, without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities);

(e) mortgaged or pledged any of its properties or assets or subjected them to any Lien;

(f) sold, assigned or transferred any of its tangible assets;

(g) sold, assigned or transferred any patents or patent applications, trademarks, service marks, trade names, corporate names, copyrights or copyright registrations, trade secrets or other intangible assets, or disclosed any proprietary confidential information to any Person;

(h) suffered any material losses or waived any material rights of value, whether or not in the ordinary course of business or consistent with past practice;

(i) suffered any losses or cancellation or received any notification as to any such impending loss or cancellation of any material and/or significant customer contract, vendor contract, provider agreement or government contract;

(j) received notification from any local, state or federal regulatory agency limiting, suspending, or revoking either the Parent’s or the Company’s licenses, permits or any similar approvals to conduct such entity’s business;

(k) made Capital Expenditures not otherwise set forth in the Annual Budget or commitments therefore;

(l) made any loans or advances to, guarantees for the benefit of, or any Investments in, any Persons;

(m) suffered any material damage, destruction or casualty loss;

(n) made any Investment in or taken steps to incorporate any Subsidiary;

(o) entered into any other transaction other than in the ordinary course of business or any material transaction whether or not in the ordinary course of business; or

(p) entered into any agreement, or otherwise made any commitment, to do any of the acts described in subparagraphs (a) through (o) above.

Neither the Parent nor the Company has at any time made any payments for political contributions or made any bribes, kickback payments or other illegal payments.

Section 4.09 Assets. Each of the Company and the Parent has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises or shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens and except for Liens disclosed on the Latest Balance Sheet (including any notes thereto) and Liens in favor of the Purchaser pursuant to this Agreement and the other Note Purchase Documents to which either the Company or the Parent is a party and Liens for current property Taxes not yet due and payable. Except as described in the Assets Schedule, each of the Company’s and the Parent’s buildings, equipment and other tangible assets are in good operating condition in all material respects and are fit for use in the ordinary course of business, ordinary wear and tear excepted. The Company owns or has a valid leasehold interest in all of the Collateral.

Section 4.10 Tax Matters. Except as set forth on the attached Taxes Schedule, (a) the Parent and the Company have timely filed all Tax Returns which they are required to file under applicable laws and regulations, and all Tax Returns are complete and correct and have been prepared in compliance with all applicable laws and regulations; (b) the Parent and the Company have paid all Taxes due and owing by them (whether or not Taxes are shown or required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, shareholder, creditor or other third party, except to the extent such Taxes are being contested in good faith and appropriate reserves have been made therefore; (c) neither the Parent nor the Company has (i) waived any statute of limitations with respect to any Taxes or agreed to any extension of time for filing any Tax Return which has not been filed or (ii) consented to extend to a date later than the date hereof the period in which any Tax may be assessed or collected by any taxing authority; (d) neither the Parent nor the Company has received from any foreign, federal, state or local taxing authority (including, but not limited to, jurisdictions where the Parent or the Company has filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Parent or the Company; and (e) neither the Parent nor the Company has any pending foreign, federal, state or local Tax audits or administrative or judicial proceedings. Neither the Parent nor the Company has ever been a member of an affiliated group of companies filing combined, consolidated or unitary income or franchise Tax Returns. Neither the Parent nor the Company has made any payments, and are not and, to the Parent’s and the Company’s knowledge, will not become obligated to make any payments, that will be nondeductible under the Code Section 280G (or any corresponding provision of state or local income Tax law).

Section 4.11 Contracts and Commitments. Except as expressly contemplated by this Agreement or as set forth in the attached Contracts Schedule, neither the Company nor the Parent is a party to or bound by any written or oral:

(a) pension, profit sharing, option, employee membership purchase or other plan or arrangement providing for deferred or other non-salary compensation to employees or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(b) contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis;

(c) contract under which such entity has advanced or loaned any other Person any amount;

(d) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any asset or any group of assets of either the Company or the Parent;

(e) guarantee of any obligation;

(f) lease or agreement under which the Company or the Parent is lessee of or holds or operates any property, real or personal, owned by any other party;

(g) lease or agreement under which either the Company or the Parent is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(h) contract or group of related contracts with the same party or group of affiliated parties;

(i) assignment, license, indemnification or agreement with respect to any intangible property (including, without limitation, any Intellectual Property Rights);

(j) agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(k) sales, distribution or franchise agreement;

(l) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or

(m) other agreement which is material to its operations and business prospects.

Section 4.12 Enforceable Contracts. All of the contracts, agreements and instruments set forth in the Contracts Schedule are valid, binding and enforceable in accordance with their respective terms. Each of the Parent and the Company has performed all material obligations required to be performed by it under each of the contracts, agreements and instruments listed in the Contracts Schedule to which they are a party and is not in material default under or in material breach nor in receipt of any claim of material default or material breach under any contract, agreement or instrument listed in the Contracts Schedule or other material contract, agreement or instrument to which either the Parent or the Company is subject; no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance by either the Parent or the Company under any contract, agreement or instrument listed in the Contracts Schedule or other material contract, agreement or instrument to which either the Parent or the Company is subject; neither the Parent nor the Company has any present expectation or intention of not fully performing all such obligations and such entity has no knowledge of any breach or anticipated breach by the other parties to any contract, agreement, instrument or commitment listed in the Contracts Schedule or other material contract, agreement or instrument to which such entity is subject; and neither the Parent nor the Company is a party to any materially adverse contract or commitment.

Section 4.13 Intellectual Property Rights. The Intellectual Property Schedule lists: (i) all Intellectual Property Rights owned by, filed in the name of, applied for by, or assigned to the Company; (ii) all proceedings or actions before any court, tribunal (including the PTO or equivalent authority anywhere in the world) related to any Intellectual Property Rights of the Company; and (iii) all Persons to which either the Company or the Parent has made available the Intellectual Property Rights of the Company and any information related thereto that is not otherwise already in the public domain.

(a) All necessary registration, maintenance annuities, and renewal fees in connection with all Intellectual Property Rights of the Company have been paid and all necessary documents and certificates in connection with such Intellectual Property Rights have been filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Company’s Intellectual Property Rights. There are no actions that must be taken by the Company within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving, or renewing any Intellectual Property Rights of the Company.

(b) All registered Intellectual Property Rights owned by or assigned to the Company are registered in the name of the Company at the relevant patent, copyright, trademark, or other authority in the United States or foreign jurisdictions, as the case may be.

(c) Neither the Company nor the Parent has knowledge of any facts or circumstances that would render any Intellectual Property Rights of the Company invalid or unenforceable. Without limiting the foregoing, neither the Company nor the Parent has knowledge of any facts or circumstances that would constitute prior art that would render any of the Intellectual Property Rights of the Company invalid or unenforceable, or would materially adversely affect any pending application for any such Intellectual Property Rights or the enforcement of such Intellectual Property Rights. The Company has not misrepresented, or failed to disclose, any fact or circumstance in any application for any Intellectual Property Rights of the Company, which misrepresentation or failure to disclose would constitute fraud or a misrepresentation with respect to such application or that would otherwise materially adversely affect the validity or enforceability of any Intellectual Property Rights of the Company.

(d) Neither the Company nor the Parent has received any written notice or claim challenging the validity or enforceability of any Intellectual Property Rights of the Company.

(e) Each of the Intellectual Property Rights of the Company is free and clear of any Encumbrances except for non-exclusive licenses granted in the ordinary course of business, and the Company has not received any written notice or claim challenging the Company’s ownership of Intellectual Property Rights of the Company. The Company is the exclusive owner or exclusive licensee of all Intellectual Property Rights of the Company, including, without limitation: (i) all Patents used in connection with the operation or conduct of the business of the Company and the Parent; (ii) all Trademarks used in connection with the operation or conduct of the business of the Company and the Parent; and (iii) all Copyrights used in connection with the operation or conduct of the business of the Company and the Parent.

(f) To the extent that any Intellectual Property Rights used in the operation of the Company’s and the Parent’s business have been developed or created by a third party, the Company has a written agreement with such third party with respect thereto and, the Company thereby either: (i) has obtained ownership of, and is the exclusive owner of; or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to such third party’s Intellectual Property Rights by operation of law or by valid assignment other than the Intellectual Property Rights of the University of Texas at Arlington and Harold Schaub and Krupal Patel (solely with respect to their related work with the University of Texas at Arlington) (collectively the “UTA Rights”) which relate to the Intellectual Property Rights assigned to the Company from the Parent pursuant to the Assignment and License Agreement. Within eight (8) months from the Closing Date, the Company and the Parent shall cause the UTA Rights (including the rights of Harold Schaub and Krupal Patel) to be assigned to the Company and shall do any and all other things necessary to confirm that the Company has all right, title and interest to Intellectual Property Rights assigned pursuant to the Assignment and License Agreement.

(g) Except for Intellectual Property Rights commercially available through “shrink-wrap” or similar widely-available commercial end-user licenses, all Intellectual Property Rights used in or necessary to the conduct of the Company’s and the Parent’s business as presently conducted were written and created solely by third parties who have assigned all of their rights, including Intellectual Property Rights therein, to the Company, and, no third party owns or has any rights to any of the Intellectual Property Rights of the Company that have not otherwise been assigned to or licensed to the Company sufficient for the conduct of the Company’s business as currently conducted or as proposed to be conducted.

(h) The Company has taken all commercially reasonable and customary steps required to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other person to the Company.

(i) Except as set forth in the Intellectual Property Schedule attached hereto, the Company has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights, to any other person.

(j) Other than inbound “shrink-wrap” and similar publicly available commercial binary code end-user licenses and outbound “shrink-wrap” licenses in the form set forth in the Intellectual Property Schedule, the contracts, licenses, and agreements listed in the Intellectual Property Schedule constitute all contracts, licenses, and agreements to which the Company is a party with respect to Intellectual Property Rights. The Company is not in material breach of, nor has the Company failed to perform in any material respect under any of the foregoing contracts, licenses or agreements and, to the Company’s knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

(k) There are no contracts, licenses or agreements between the Company and any other person with respect to Intellectual Property Rights under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

(l) The operation of the business of the Company and the Parent as it is currently conducted, to the Parent’s and the Company’s knowledge, does not infringe any copyright or misappropriate any trade secret of any Person or, to the knowledge of the Company, constitute unfair competition or unfair trade practices under the laws of any jurisdiction, and neither the Company nor the Parent has received notice from any Person claiming that such operation of the Company infringes any copyright or misappropriates any trade secret of any Person or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction.

(m) The Company has taken all commercially reasonable and customary steps required to protect the Company’s rights in Intellectual Property Rights of the Company and to prevent the unauthorized use thereof by any Person.

(n) To the Parent’s and the Company’s knowledge, no Person is infringing or misappropriating any Intellectual Property Right of the Company.

(o) To the Parent’s and the Company’s knowledge, no Intellectual Property Rights of the Company or service of the Company is the subject of any proceeding or outstanding decree, order, judgment, settlement agreement, or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company. No Intellectual Property Right of the Company is the subject of any proceeding or outstanding decree, order, judgment, settlement agreement, or stipulation that may affect the validity, use or enforceability thereof.

(p) Except as set forth in the Intellectual Property Schedule, neither this Agreement nor the transactions contemplated by this Agreement and the other Note Purchase Documents will result in: (i) the Company granting to any third party any right to or with respect to any Intellectual Property Right of the Company; or (ii) the Company being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company prior to the Closing.

Section 4.14 Litigation, Etc. There are no actions, suits, proceedings, orders, investigations or claims pending or, to the best of the Parent’s and the Company’s knowledge, threatened against or affecting the Parent or the Company (or to the best of the Parent’s and the Company’s knowledge, pending or threatened against or affecting any of the officers, directors or employees of the Parent and the Company with respect to their businesses or proposed business activities), or pending or threatened by the Parent or the Company against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement); neither the Parent nor the Company is subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the best of the Parent’s and the Company’s knowledge, any governmental investigations or inquiries; and, to the best of the Parent’s and the Company’s knowledge, there is no valid basis for any of the foregoing. Neither the Parent nor the Company is subject to any judgment, order or decree of any court or other governmental agency, and neither the Parent nor the Company has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business.

Section 4.15 Brokerage. Other than with respect to Newlight and Magna, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Parent or the Company.

Section 4.16 Governmental Consent, etc. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by either the Parent or the Company of this Agreement or the other Note Purchase Documents to which such entity is a party, or the consummation by such entity of any other transactions contemplated hereby or thereby.

Section 4.17 Insurance. The attached Insurance Schedule contains a description of each insurance policy maintained by the Company with respect to its properties, assets and businesses, including without limitation, the Insurance Coverage, and each such policy is in full force and effect as of the Closing Date. The Company is not in default with respect to its obligations under any insurance policy maintained by it.

Section 4.18 Employees and Consultants. The Company has never (a) employed any employees, either full or part-time; or (b) engaged any consultants.

Section 4.19 ERISA. Neither the Parent nor the Company: (a) has any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any “multiemployer plan” (as defined in Section 3(37) of ERISA); (b) maintains or has any obligation to contribute to (or any other liability with respect to) any plan or arrangement, whether or not terminated, which provides medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Code Section 4980B or as required under applicable state law); (c) maintains, contributes to or has any liability under (or with respect to) any employee plan which is a tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not terminated; (d) maintains, contributes to, or has any liability under (or with respect to) any employee plan which is a tax-qualified “defined contribution plan” (as defined in Section 3(34) of ERISA), whether or not terminated; and (e) maintains, contributes to or has any liability under (or with respect to) any plan or arrangement providing benefits to current or former employees, including any bonus plan, plan for deferred compensation, employee health plan or other welfare benefit plan or other arrangement whether or not terminated. For purposes of this Section 4.19, each of the term “Company” and “Parent” includes all organizations under common control with such entity pursuant to Code Section 414(b) or (c).

Section 4.20 Compliance with Laws. Each of the Parent and the Company is in material compliance with all applicable federal, state and local laws, rules and regulations and all applicable rules and regulations of any governmental authority, including, without limitation, all applicable federal, state and local laws, rules and regulations and all applicable rules and regulations of any governmental authority pertaining to antitrust, tax, intellectual property rights and workers compensation.

Section 4.21 Environmental and Safety Matters. Each of the Parent and the Company is in material compliance with all applicable Environmental and Safety Matters, which compliance includes, but is not limited to, the possession by the Parent and the Company of all permits and other governmental authorizations required under applicable Environmental and Safety Matters necessary to conduct each of the Parent’s and the Company’s business as currently conducted or as proposed to be conducted, and each of the Parent and the Company is in material compliance with the terms and conditions thereof. Neither the Parent nor the Company has received any notice or other communication (in writing or other express communication to any person of such entity), whether from a governmental body, citizens group, employee, or otherwise, that alleges that either the Parent or the Company is or was not in material compliance with any Environmental and Safety Matters. To the Parent’s and the Company’s knowledge, no current or prior owner of any property owned, leased or controlled or formerly owned, leased or controlled by either the Parent or the Company has received any notice or other communication (in writing or other express communication to any person of either the Parent or the Company), whether from a governmental body, citizens group, employee or otherwise, that alleges that such current or prior owners or the Parent or the Company is or was not in compliance with any Environmental and Safety Matters. All governmental authorizations currently held by both the Parent and the Company pursuant to Environmental and Safety Matters are identified in the Environmental and Safety Matters Schedule. There has been no use, Release or discharge by either the Parent or the Company (or, to the knowledge of either the Parent or the Company, by any current or prior owner or lessor of any property owned, leased or controlled or formerly owned, leased or controlled by either the Parent or the Company) of any materials of environmental concern that would or would reasonably be expected to constitute or to have constituted a violation of any Environmental and Safety Matters or give rise to an obligation by either the Parent or the Company to effect any environmental cleanup or remediation. No claims have been made that could reasonably be expected to result in a liability arising from or as a result of: (i) on-site exposures to hazardous substances; (ii) Releases of hazardous substances from property owned, leased or controlled by either the Parent or the Company or formerly owned, leased or controlled by either the Parent or the Company; and (iii) off-site treatment, storage or disposal of hazardous substances from either the Parent or the Company.

Section 4.22 Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, no: (a) officer, director, employee, stockholder or Affiliate of the Parent or the Company; (b) Affiliate of any officer, director, employee, stockholder; or (c) entity in which any of the foregoing Persons owns a one percent (1%) or greater beneficial interest, is a party to any agreement, contract, commitment or transaction with the Parent or the Company or has any material interest in any material property used by the Parent or the Company.

Section 4.23 Use of Proceeds. The proceeds of the Purchase will be used by the Company in accordance with the Annual Budget and for the purpose of: (a) commercializing the Company’s Intellectual Property Rights, which shall include, without limitation, marketing, selling, patenting and testing such rights (“Intellectual Property Commercialization”); (b) entering into arms-length license agreements with respect to, the Company’s Intellectual Property Rights; and (c) inter-company loans to the Parent solely to accomplish the purposes set forth in Section 4.23 (a) and (b).

Section 4.24 Collateral. On and after the Closing Date, and after giving effect to the transactions contemplated by Section 3 hereof, the Purchaser has a valid and enforceable fully perfected first priority security interest in and to the Collateral securing the Obligations subject to no equal or inferior Liens (other than Permitted Liens), and all actions required to perfect each such security interest shall have been taken and completed.

Section 4.25 Solvency. Neither the Parent nor the Company is insolvent, or will become insolvent by reason of the execution, delivery or performance of this Agreement and the other Note Purchase Documents to which it is or will be a party or the consummation of the transactions contemplated thereby.

Section 4.26 Indebtedness. The Company has no Indebtedness other than with respect to the Purchase of the Note by the Purchaser.

Section 4.27 Single Purpose Entity. The Company is a Single Purpose Entity.

Section 4.28 Information. Each of the Company and Parent have fully provided the Purchaser with all the information that the Purchaser has requested for deciding whether to purchase the Note and all information that the Company believes is reasonably necessary to enable the Purchaser to make such a decision, including the Annual Budget and certain of the Company’s projections describing its proposed business. All written factual information furnished by or on behalf of the Parent and the Company to the Purchaser on or prior to the Closing Date in connection herewith or for purposes hereof is, and all other written factual information hereafter furnished to the Purchaser by or on behalf of the Parent or the Company will be, true and accurate in all material respects on the date as of which such information is dated or furnished and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time. As of the date hereof, there are no facts, events or conditions known to the Company which, individually or in the aggregate, have or, in the Company’s good faith opinion, will have a Material Adverse Effect.

Section 4.29 Knowledge. As used in this Section 4, the terms “knowledge” or “aware” shall mean and include: (i) the actual knowledge or awareness of the Parent and the Company (which shall include the actual knowledge and awareness of the officers, directors and key employees of the Parent, including, without limitation, John T. (Cork) Jaeger, Jr., Conrad Greer, Matt Hawkins, Dr. Ron Eisenbaumer and Dr. Harold Shaub; and (ii) the knowledge or awareness which a prudent business person would have obtained in the conduct of his business after making reasonable inquiry and reasonable diligence with respect to the particular matter in question.

SECTION 5. AFFIRMATIVE COVENANTS

So long as any Obligations remain outstanding to the Purchaser, unless the Company shall have had prior consultation with the Purchaser and the Purchaser shall have otherwise agreed in writing, the Company shall, and shall cause the Parent to:

Section 5.01 Maintenance of Existence. Preserve and maintain, and cause the Parent to preserve and maintain, its existence and good standing in the jurisdiction of its organization, and qualify and remain qualified, and cause the Parent to qualify and remain qualified, as a foreign limited liability company in each jurisdiction in which such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect.

Section 5.02 Maintenance of Records. Keep, and cause the Parent to keep, adequate records and books of account, in which complete entries will be made in accordance with the principles used by the Company and the Parent for income tax purposes, except where otherwise stated herein, reflecting all financial transactions of the Company and the Parent.

Section 5.03 Maintenance of Properties. Maintain, keep, and preserve, and cause the Parent to maintain, keep, and preserve, all of its properties and assets necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.04 Conduct of Business. Continue solely the Intellectual Property Commercialization.

Section 5.05 Single Purpose Entity. Have the Company remain at all times a Single Purpose Entity.

Section 5.06 Maintenance of Insurance. Maintain, and cause the Parent to maintain, the Insurance Coverage as in effect as of the Closing Date and maintain other insurance in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated.

Section 5.07 Compliance With Laws. Comply, and cause the Parent to comply, in all material respects with all material applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all Taxes, assessments, and governmental charges imposed upon it or upon its property, except to the extent such Taxes, assessments and governmental charges are being contested in good faith and appropriate reserves have been made therefore.

Section 5.08 Right of Inspection. Once every quarter and upon five (5) Business Days prior written notice, during regular business hours and without disruption of the conduct of their respective businesses, permit the Purchaser or any agent or representative thereof, including, without limitation, Newlight, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company or the Parent, and to discuss its or their affairs, finances, and accounts with any of its or their respective officers, directors, partners and independent accountants.

Section 5.09 Information. Furnish to the Purchaser and Newlight, on behalf of the Purchaser:

(a) as soon as available but in any event not later than forty-five (45) days after the end of each accounting period for each fiscal quarter in each fiscal year: (i) unaudited consolidating and consolidated statements of income and cash flows of the Company and the Parent for each such period and for the period from the beginning of the fiscal year to the end of such period; and (ii) unaudited consolidating and consolidated balance sheets of the Company and the Parent as of the end of each quarter, setting forth in each case comparisons to the Company’s Annual Budget and to the corresponding period in the preceding fiscal year, subject to the absence of footnote disclosures and to changes resulting from normal year-end adjustments for recurring accruals (none of which would, alone or in the aggregate, be material to the financial condition, operating results, assets, operations or business prospects of the Company and the Parent taken as a whole) and shall be certified by the Company’s chief financial officer or other officer of the Company acting as the Company’s comptroller;

(b) accompanying the financial statements referred to in Section 5.09(a) hereof, an Officer’s Certificate stating that there is no Default or Event of Default in existence and that neither the Parent nor the Company is in default under any of its other material agreements or, if any such Default or Event of Default or any default exists, specifying the nature and period of existence thereof and what actions the Company and the Parent have taken and propose to take with respect thereto;

(c) within ninety (90) days after the end of each fiscal year, unaudited consolidating and consolidated statements of income and cash flows of the Parent and the Company for such fiscal year, and unaudited consolidating and consolidated balance sheets of the Parent and the Company as of the end of such fiscal year, setting forth in each case comparisons to the Annual Budget and to the preceding fiscal year, all prepared in accordance with GAAP, consistently applied, subject to the absence of footnote disclosures and to changes resulting from normal year-end adjustments for recurring accruals (none of which would, alone or in the aggregate, be material to the financial condition, operating results, assets, operations or business prospects of the Company and the Parent taken as a whole) and shall be certified by the Company’s chief financial officer or other officer of the Company acting as the Company’s comptroller; provided; however; that, for the first fiscal year in which the Company has entered into an arms-length agreement with respect to the Company’s Intellectual Property Rights, whereby Royalties under such agreement are expected to exceed Ten Million Dollars ($10,000,000) (after the initial start-up phase) on an annual basis, and for each fiscal year thereafter, the financial statements of the Company and the Parent referenced in this Section 5.09(c) shall be audited by an independent accounting firm of national standing acceptable to the Purchaser, accompanied by: (i) an opinion of such independent accounting firm, which opinion is unqualified with respect to the scope of such accounting firm’s examination; and (ii) a copy of such accounting firm’s annual management letter to the PIP GP Board of Directors;

(d) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company’s or the Parent’s operations or financial affairs given to the Company and the Parent by its independent accountants (and not otherwise contained in other materials provided hereunder);

(e) prior to the Closing Date and at least thirty (30) days but not more than ninety (90) days prior to the beginning of each fiscal year, an annual budget (the “Annual Budget”) prepared on a monthly basis for the Parent and the Company for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets), which Annual Budget shall not contain aggregate expenses in excess of One Million Dollars ($1,000,000);

(f) promptly (but in any event within five (5) Business Days) after the discovery or receipt of notice of any Default or Event of Default or any default under any material agreement to which the Parent or the Company is a party or any other material adverse change, event or circumstance affecting the Parent or the Company (including, without limitation, the filing of any material litigation against the Parent or the Company or the existence of any dispute with any Person which involves a reasonable likelihood of litigation being commenced), an Officer’s Certificate specifying the nature and period of existence thereof and what actions the Parent and the Company have taken and propose to take with respect thereto;

(g) within five (5) Business Days after transmission thereof, copies of all financial statements, reports and any other general written communications which the Company or the Parent sends to its partners and copies of all regular, special or periodic reports which it files, or which any of its officers or directors file with respect to the Parent or the Company, with any federal or state regulatory agency to which the Company or the Parent is subject, and copies of all press releases and other statements made available generally by the Parent and the Company to the public concerning material developments in the Parent’s and the Company’s businesses; and

(h) with reasonable promptness, such other information and financial data concerning the Parent and the Company as any Person entitled to receive information under this 5.09 may reasonably request.

Each of the financial statements referred to in subparagraphs (a) and (c) shall be (i) true, complete and correct in all material respects as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end adjustments for recurring accruals (none of which would, alone or in the aggregate, be material to the financial condition, operating results, assets, operations or business prospects of the Parent and the Company taken as a whole), and (ii) with regard to annual financial statements, prepared in accordance with GAAP, applied on a basis consistent with prior periods.

SECTION 6. NEGATIVE COVENANTS

So long as any Obligations remain outstanding, without prior consultation with and the prior written agreement or consent of the Purchaser, the Company shall not, and shall cause the Parent not to:

Section 6.01 Liens. Create, incur, assume or permit to exist any security interest, Lien, mortgage, pledge, assignment or other charge or encumbrance on or with respect to (including a Capital Lease and the retained security title of a conditional vendor) any of its present or future assets or properties, except for (a) Liens in favor of the Purchaser, and (b) Permitted Liens.

Section 6.02 Indebtedness. Create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness to the Purchaser;

(b) Indebtedness incurred by the Company not to exceed Nine Million Dollars ($9,000,000), as envisioned by, and compliant with the conditions of, Section 8.02 hereof;

(c) Indebtedness secured by Permitted Liens; or

(d) Indebtedness for trade payables of the Parent or Indebtedness directly related to the Intellectual Property Commercialization, each incurred in the ordinary course of business and all consistent and compliant with the then current Annual Budget.

Section 6.03 Mergers. etc. Enter into any merger or consolidation with, or sell, convey, lease, transfer or otherwise dispose of, in one transaction or series of transactions, all or any substantial part of its business or property to, any Person, or acquire all or substantially all of the property or business of any other Person, or discontinue its business, or dissolve, liquidate or wind up.

Section 6.04 Annual Budget. Incur expenditures in excess of, or change or otherwise modify, the Annual Budget.

Section 6.05 Leases. Create, incur, assume or permit to exist any obligation as lessee of real or personal property (whether an operating lease or Capital Lease) or as buyer or vendee under a conditional sales agreement requiring payments.

Section 6.06 Dividends. Purchase, redeem, retire, or otherwise acquire for value any of its partnership interests now or hereafter outstanding; or make any distribution of assets to its members as such, whether in cash, assets, or obligations other than tax distributions to the Parent and partners of the Parent for such allocable share of any federal or state income tax liability attributable to the Company’s income or Parent’s income; or allocate or otherwise set apart any such assets for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of, any partnership interest; or make any dividend or any other distribution by reduction of capital or otherwise in respect of any of its partnership interests; provided, however, that the limitations of this Section 6.06 shall no longer apply when the Company has paid to the Purchaser all principal and interest on the Note and the First Tranche.

Section 6.07 Compensation. Other than in connection with ordinary course compensation increases for the purpose of employee retention and/or the hiring of new employees for the purpose of commercialization of the Company’s Intellectual Property Rights, increase the compensation payable to any of the Parent’s employees, directors or officers, or modify the terms and conditions under which such Persons are compensated in such manner as to render likely or certain an increase in his or her compensation, so long as such increases and modifications are in compliance with the current Annual Budget.

Section 6.08 Sale of Assets. Sell, lease, assign, convey, transfer or otherwise dispose of any material property or asset, now owned or hereafter acquired, which is material to the conduct or operation of the Parent’s or the Company’s business.

Section 6.09 Capital Expenditures. Make or permit to be made Capital Expenditures in excess of the allocations set forth in the Annual Budget.

Section 6.10 Fiscal Year. Change its fiscal year.

SECTION 7. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The respective representations, warranties and other statements of the Company, the Parent and the Purchaser, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Purchaser or any controlling person of the Purchaser, or the Company, or any officer or director or controlling person of the Company and shall survive until the later to occur of (i) payment in full of the Note; or (ii) payment in full of any and all obligations due and owing from the Company and/or the Parent to either the Purchaser or Newlight, pursuant to this Agreement, the Note and the other Note Purchase Documents.

SECTION 8. PARTICIPATION PAYMENTS; MOST FAVORED NATION PROTECTION

Section 8.01 Participation Payment. As additional consideration and inducement for the Purchaser to Purchase the Note from the Company hereunder, the Company agrees, that, pursuant to any and all license agreements, royalty agreements, customer contracts or other revenue generating contracts to which the Company shall become a party in connection with the Intellectual Property Commercialization (including contracts entered into in connection with the type of transaction identified in Sections 6.03 and 6.08 of this Agreement), it shall pay to the Purchaser a participation payment payable quarterly as such payment accrues to the Purchaser as follows: (x) two-thirds (i.e. 66.666%) of all Net Royalties received by the Company until Purchaser has been paid an aggregate of Three Million Dollars ($3,000,000) (the “First Tranche”); and (y) two percent (2%) of all additional Net Royalties until Purchaser has been paid an additional Two Million Dollars ($2,000,000) in aggregate (the “Second Tranche”). All Royalty payments shall be paid into the Lock Box Account (as defined in the Lock-Box Agreement) except that, after Purchaser has been paid the First Tranche, fifty percent (50%) of Net Royalties not payable to Purchaser shall be immediately transferred from the Lock Box Account to the Escrow Fund (as defined in the Escrow Agreement) and be subject to terms of the Escrow Agreement; provided, however, that payments to the Escrow Fund shall no longer be required once the aggregate funds in the Escrow Fund equals at least the principal amount of the Note plus all unpaid interest on the Note plus the One Hundred Fifty Thousand Dollars ($150,000) back-up manager fee. If the Company sells one or more promissory notes as contemplated by Section 8.02 of this Agreement, then the Purchaser’s right to receive Second Tranche payments shall not accrue until aggregate Net Royalties exceed Five Million Dollars ($5,000,000) plus the aggregate principal amount of such promissory note(s). Nothing in this Section 8.01 shall alter the obligation of the Company or the Parent to receive the prior written agreement of Purchaser before entering into any transaction identified in Sections 6.03 or 6.08 of this Agreement.

Section 8.02 Most Favored Nation Protection for Purchaser; Agreement by the Purchaser to Have a Pari Passu Interest in the Collateral. On or prior to the Maturity Date, if the Company issues or sells one or more new promissory notes, any of which notes grants the purchaser thereof terms more favorable than the terms set forth in this Agreement inuring to the Purchaser, as determined in the sole and absolute discretion of the Purchaser, this Agreement and the other Note Purchase Documents shall be amended to provide the Purchaser with terms equal to those terms granted to the new purchaser thereof. The Purchaser acknowledges and agrees that, in the event the Company issues or sells one or more new promissory notes having an aggregate principal amount not in excess of Nine Million Dollars ($9,000,000), the Purchaser shall execute any and all documents necessary and take such further actions as necessary in order to permit the purchasers of such notes to have a security interest and Lien, pari passu with the Purchaser, in the Collateral. Any promissory notes issued in excess of Nine Million Dollars ($9,000,000) in aggregate principal amount shall be subordinate in priority to the Note.

Section 8.03 Survival of Participation Payment Obligation. Notwithstanding any term or condition of this Agreement or the other Note Purchase Documents, the Company’s obligation to pay any and all amounts due and owing pursuant to Section 8 hereof shall remain in full force and effect until such amounts have been paid in full.

SECTION 9. INDEMNIFICATION

Section 9.01 Indemnification by the Company and the Parent. Subject to the terms of this Section 9, the Company and the Parent (each an “Indemnifying Party”) shall indemnify, defend, save and hold harmless each of the Purchaser and Newlight, its officers, directors, employees, representatives and agents, and its successors and permitted assigns (collectively, the “Indemnified Parties”), from and against any demands, claims (as defined in Section 101 of the U.S. Bankruptcy Code), actions, losses, damages, deficiencies, liabilities, assessments, costs and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation, preparation, defense and settlement of any claim, loss, damage or liability), together with interest and penalties, if any, awarded by court order or otherwise agreed to (collectively, “Indemnifiable Damages”), suffered by the Indemnified Parties that arise out of or result from any of the following (whether or not a third party initiates the proceeding or claim giving rise to such Indemnifiable Damages):

(a) any breach, failure or violation of any of the representations, warranties, covenants or agreements made by the Company and/or the Parent in this Agreement or any other Note Purchase Document;

(b) any breach, failure or violation of any representation, warranty, covenant or agreement made by the Company and/or the Parent in a document, certificate or affidavit delivered by the Company on the Closing Date;

(c) any breach or failure to prosecute and protect the Intellectual Property Rights from and against any and all infringement claims or claims challenging the validity of the Company’s Intellectual Property Rights;

(d) any expenses, charges, fees, or costs associated with any liability for Taxes imposed as a result of entering into this Agreement;

(e) the grant to the Purchaser of any Lien in any property or assets of the Company or any partnership interest in the Company or the Parent; or

(f) the exercise by the Purchaser of its rights and remedies (including, without limitation, foreclosure) under any agreements creating any such Lien (but excluding, as to any Indemnified Party, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred to the extent of the gross negligence or willful misconduct of such Indemnified Party as finally determined by a court of competent jurisdiction.)

Section 9.02 Claims for Indemnification. The representations, warranties, covenants and agreements in this Agreement shall survive the Closing Date subject to the limitations set forth herein and shall not be affected by any investigation made by the parties hereto prior to the date hereof. The Indemnified Party shall give either Indemnifying Party a written notice (“Notice of Claim”) within sixty (60) days of the discovery of any loss, liability, claim or expense in respect of which the right to indemnification contained in this Section 9 may be claimed; provided, however, that the failure to give such notice within such sixty (60) day period shall not result in the waiver or loss of any right to bring such claim hereunder after such period unless, and only to the extent that, the Indemnifying Party is actually prejudiced by such failure. In the event a claim is pending or threatened or the Indemnified Party has a reasonable belief as to the validity of the basis for such claim, the Indemnified Party may give written notice (a “Notice of Possible Claim”) of such claim to the Indemnifying Party, regardless of whether a loss has arisen from such claim. Any Notice of Claim or Notice of Possible Claim shall set forth the representations, warranties, covenants and agreements with respect to which the claim is made, the specific facts giving rise to an alleged basis for the claim and the amount of liability asserted or anticipated to be asserted by reason of the claim.

Section 9.03 Matters Involving Third Parties.

(a) If any third party shall notify the Indemnified Party as to any matter in respect of which the right to indemnification contained in this Section 9 may be claimed (a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim as provided in Section 9.02 above; and the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim, consent to the entry of any judgment with respect thereto and enter into any settlement with respect thereto, all with counsel of its choice, so long as the Indemnifying Party notifies the Indemnified Party in writing, within fifteen (15) days after the Indemnified Party has given the Indemnifying Party notice of the Third Party Claim pursuant to Section 9.02, that the Indemnifying Party will indemnify the Indemnified Party from and against Indemnifiable Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim.

(b) If the Indemnifying Party undertakes the defense of any Third Party Claim pursuant to Section 9.03(a) above, the Indemnified Party may retain separate co-counsel at its sole cost and expense (and such expenses shall not be Indemnifiable Damages) and participate in the defense of such Third Party Claim. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably). The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim that does not include a full release by the third party of the Indemnified Party from all Indemnifiable Damages relating to such Third Party Claim, without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(c) The parties hereto shall provide, or cause their appropriate employees or representatives to provide, to the other parties hereto information or data in connection with the handling of the defense of any Third Party Claim or litigation (including counterclaims filed by the parties), and the party receiving such information or data shall reimburse the other party for all of its reasonable costs and expenses in providing these services, including, without limitation, (1) all reasonable out-of-pocket, travel and similar expenses incurred by its personnel in rendering these services; and (2) all reasonable fees and expenses for services performed by third parties engaged by or at the request of such other party.

Section 9.04 Settlement of Indemnification Claims After Closing. If the recipient of a Notice of Claim desires to dispute such claim, it shall, within thirty (30) days after receipt of the Notice of Claim, give counternotice, setting forth the basis for disputing such claim, to the Purchaser and Newlight. If no such counternotice is given within such thirty (30) day period, or if the Company and the Parent acknowledge liability for indemnification, then the amount claimed shall be promptly satisfied as provided in Section 9.05.

Section 9.05 Manner of Indemnification by the Company. Where the Company and the Parent are obligated to indemnify the Indemnified Parties under Section 9.01, such indemnity obligation must be satisfied by paying to that Indemnified Party in cash an amount equal to the applicable Indemnified Damages upon the request of the Indemnified Party.

Section 9.06 Survival. The Company’s and the Parent’s obligations under this Section 9 shall survive the termination of this Agreement and the payment of the Obligations.

SECTION 10. NEWLIGHT

Section 10.01 Duties and Responsibilities of Newlight. The Purchaser hereby authorizes and obligates Newlight to perform the duties and responsibilities that are specifically delegated to Newlight by the terms of this Agreement and the other Note Purchase Documents, and to exercise such other powers as are reasonably incidental thereto. Newlight shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Note Purchase Documents and shall not be a trustee for the Purchaser. Newlight shall not be responsible to the Purchaser for any recitals, statements, representations or warranties contained in this Agreement or the other Note Purchase Documents in any certificate or other document referred to or provided for in, or received by any of them under this Agreement or the other Note Purchase Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Note Purchase Documents or any other document referred to or provided for herein or therein or for the validity, effectiveness or value of any interest or security covered by the Note Purchase Documents or for the value of any Collateral or for the validity or effectiveness of any assignment, mortgage, pledge, security agreement, financing statement, document or instrument, or for the filing, recording, re-filing, continuing or re-recording of any thereof of for any failure by the Company or the Parent to perform any of its obligations hereunder or under the other Note Purchase Documents. Newlight may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by it or its authorized agents, for the gross negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither Newlight nor any of its managers, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under the other Note Purchase Documents or in connection herewith or therewith, except for its or their own negligence or willful misconduct.

Section 10.02 Reliance by Newlight. Newlight shall be entitled to rely upon any certification, notice or other communication reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other qualified experts selected by Newlight. As to any matters not expressly provided for by this Agreement or the other Note Purchase Documents, Newlight shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under the other Note Purchase Documents in accordance with instructions signed by the Purchaser.

Section 10.03 Failure to Act. Except for actions expressly required of Newlight hereunder or under the other Note Purchase Documents, Newlight shall in all cases be fully justified in failing or refusing to act hereunder or thereunder unless it shall be indemnified to its satisfaction by the Purchaser against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

Section 10.04 If Newlight is negligent in the performance of its duties and obligations under the Note Purchase Documents, then Purchaser may terminate the agency of Newlight for any reason by giving Newlight not less than ten (10) days written notice of termination.

Section 10.05 Resignation of Newlight. Subject to the appointment and acceptance of a successor as provided below, Newlight may, subject to the prior approval of the Purchaser, which approval shall not be unreasonably withheld, resign at any time by giving not less than sixty (60) days prior written notice thereof to the Purchaser. Upon any such resignation, the Purchaser shall have the right to appoint a successor to Newlight. Upon the acceptance of any appointment hereunder or under the Note Purchase Documents by a successor to Newlight, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of Newlight, and Newlight shall be discharged from its duties and obligations hereunder and under the other Note Purchase Documents. After Newlight’s resignation hereunder, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting pursuant to this Agreement. Any consideration to be paid to Newlight under this Agreement or any other Note Purchase Document shall cease to accrue as of the effective date of Newlight’s termination pursuant to Section 10.04 or resignation pursuant to this Section 10.05.

Section 10.06 Waiver. THE PARTIES HERETO ACKNOWLEDGE AND AGREE TO WAIVE ANY AND ALL POTENTIAL CONFLICTS OF INTEREST THAT MAY ARISE, FROM TIME TO TIME, IN CONNECTION WITH THE PROVISION OF SERVICES THAT EITHER NEWLIGHT AND/OR MAGNA MAY PROVIDE TO EITHER THE PURCHASER, THE COMPANY OR THE PARENT DURING SUCH TIME ANY AND ALL OBLIGATIONS ARE OUTSTANDING. NOTWITHSTANDING THE PREVIOUS SENTENCE, THE WAIVER CONTAINED IN THIS SECTION 10.06 SHALL NOT EXTEND TO THE WILLFUL MISCONDUCT OR NEGLIGENCE OF NEWLIGHT IN THE PROVISION OF SERVICES THAT NEWLIGHT MAY PROVIDE TO EITHER THE PURCHASER, THE COMPANY OR THE PARENT. THE PURCHASER HEREBY ACKNOWLEDGES THAT IT IS AWARE OF THE FACT THAT NEWLIGHT SERVES THE COMPANY AS (I) PLACEMENT AGENT PURSUANT TO THAT CERTAIN LETTER AGREEMENT DATED SEPTEMBER 11, 2003 BY AND BETWEEN NEWLIGHT AND THE PARENT; AND (II) LICENSING AGENT AND INTELLECTUAL PROPERTY CONSULTANT AND ADVISOR PURSUANT TO THAT CERTAIN LETTER AGREEMENT DATED SEPTEMBER 11, 2003 BY AND BETWEEN NEWLIGHT AND THE PARENT (BOTH LETTER AGREEMENTS REFERRED TO IN (I) AND (II) SHALL BE REFERRED TO,

COLLECTIVELY, AS THE “LETTER AGREEMENTS”) AND THE PURCHASER HEREBY ACKNOWLEDGES THAT IT HAS RECEIVED A COPY OF THE LETTER AGREEMENTS.

SECTION 11. MISCELLANEOUS

Section 11.01 Payment of Expenses. The Company shall pay, and hold the Purchaser harmless from and against, any and all taxes, including, without limitation, excise, stamp or similar taxes with respect to the transactions contemplated hereby and hold the Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Purchaser) to pay such taxes.

Section 11.02 Notices. Except as otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and shall be deemed to have been duly given or made when delivered by hand, or five (5) days after being deposited in the United States mail, postage prepaid, or, in the case of telecopy notice, upon confirmation of delivery, or, in the case of a nationally recognized overnight courier service, one (1) Business Day after delivery to such courier service, addressed, in the case of each party hereto, at its address specified opposite its signature below, or to such other address as may be designated by any party in a written notice to the other parties hereto.

Section 11.03 Successors, etc. This Agreement shall be binding upon and inure to the benefit of the Company, the Parent and the Purchaser, and their respective transferees, successors and permitted assigns, except that no party shall have the right to assign or transfer any right or interest herein or hereunder without the other parties’ prior written consent.

Section 11.04 No Waiver; Remedies Cumulative. No failure or delay on the part of the Purchaser in exercising any right, power or privilege hereunder or under any other Note Purchase Document and no course of dealing between the Company and the Purchaser of the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Note Purchase Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies, which the Purchaser would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Purchaser to any other or further action in any circumstances without notice or demand.

Section 11.05 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT AND THE OTHER NOTE PURCHASE DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF WASHINGTON (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER NOTE PURCHASE DOCUMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF WASHINGTON, LOCATED IN KING COUNTY, OR OF THE UNITED STATES OF AMERICA FOR THE WESTERN DISTRICT OF WASHINGTON, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY AND THE PARENT HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF. EACH OF THE PARENT AND THE COMPANY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO EACH OF THE PARENT AND THE COMPANY AT ITS RESPECTIVE ADDRESSES SET FORTH OPPOSITE ITS SIGNATURE BELOW. EACH OF THE PARENT AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER NOTE PURCHASE DOCUMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 11.06 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 11.07 Non-Disclosure. Each of the parties hereto agrees that, except as required or otherwise contemplated under this Agreement or as otherwise required by law, each party will not, except as may be expressly authorized in writing by the other parties hereto, disclose to any Person any of the terms and conditions of this Agreement or of any of the other Note Purchase Documents.

Section 11.08 Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 11.09 Severability. In case any provision in or obligation under this Agreement or the Note or the other Note Purchase Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.10 Amendments and Waivers. Neither this Agreement, the Note, any other Note Purchase Document to which the Company or the Parent is a party nor any terms hereof or thereof may be amended, supplemented, modified or waived except in accordance with the provisions of this Section. The Purchaser, the Parent and the Company may, from time to time, enter into written amendments, supplements, modifications or waivers for the purpose of adding, deleting, changing or waiving any provisions to this Agreement, the Note, or the other Note Purchase Documents to which the Company is a party.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

PLATINUM INTELLECTUAL PROPERTY, L.P.

By:	Platinum Intellectual Property GP, Inc.
Its:	General Partner

By:
	Name:	John T. “Cork” Jaeger, Jr.
	Its:	Chief Executive Officer

Address: 2828 Routh Street, Suite 500
Dallas, Texas 75201

SEATTLE CITY EMPLOYEES’ RETIREMENT SYSTEM

By:
	Name:	Mel Robertson
	Title:	Chief Investment Officer

Address: 801 Third Avenue
Seattle, Washington 98104-1652

ACCEPTED AND AGREED WITH RESPECT
TO SECTIONS 4, 5, 6, 9 and 11

PLATINUM RESEARCH ORGANIZATION, L.P.

By:	Platinum IP Management, Inc.
Its:	General Partner

By:
	Name:	John T. “Cork” Jaeger, Jr.
	Title:	Chief Executive Officer

Address: 2828 Routh Street, Suite 500
Dallas, Texas 75201

[SIGNATURE PAGE TO SENIOR SECURED NOTE PURCHASE AGREEMENT]

ACCEPTED AND AGREED WITH RESPECT TO SECTION 10

NEWLIGHT CAPITAL LLC

By:
Name:
Title:
Address: 140 Lee Road, Suite 1100
Garden City, New York 11530

MAGNA SECURITIES CORP.

By:
Name:
Title:
Address: 420 Lexington Avenue Suite 2220
New York, New York 10170

[SIGNATURE PAGE TO SENIOR SECURED NOTE PURCHASE AGREEMENT]